Exhibit 99.01


                    LG&E Energy Names R. Foster Duncan
            Executive Vice President, Planning and Development


LOUISVILLE, Ky. - LG&E Energy Corp. (NYSE:LGE) announced today that R. Foster Duncan, 43, has been elected executive vice president, planning and development, effective Jan. 12, 1998. Mr. Duncan is currently vice president and corporate treasurer for New Orleans-based Freeport-McMoRan, Inc.

Mr. Duncan will lead a new business unit within LG&E Energy Corp.
responsible for corporate strategic planning; domestic and international business development (including mergers and acquisitions, joint ventures and strategic alliances); and new product and service development for all LG&E Energy business divisions.

Reporting directly to Mr. Duncan will be Ralph Daley, senior vice president within LG&E Energy Marketing, who leads LG&E Energy's business development group in Fairfax, Va.; Stephen Schaefer, director of business development; Jim Whelan, who will become director of strategic planning; and Jay Homola, who will become director of product and service development.

Mr. Duncan received his bachelor's degree from the University of Virginia, and an MBA from Tulane University's A. B. Freeman Graduate School of Business. He joined Freeport-McMoRan in 1989 as director of strategic planning, and held a variety of progressively responsible senior-management positions within the company before being named vice president and corporate treasurer in 1994. He also serves on the boards of several civic and charitable organizations.

"I am pleased to welcome Foster to LG&E Energy's management team," said Roger W. Hale, LG&E Energy chairman and chief executive officer. "He is a proven leader with a wealth of knowledge in the areas of corporate planning, business development and strategic product and service initiatives. As our company continues to grow at a rapid pace, Foster's experience, insight and vision will be extremely valuable in strengthening our position within the energy industry."

LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services and marketing company with businesses in energy marketing and trading; power generation and project development; and retail gas and electric utility services.

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